Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Settlement Agreement”) is made this 5th of June, 2025 (the “Effective Date”), by and among Boustead Securities, LLC (“Boustead”), CleanCore Solutions, Inc. (“CleanCore”), and CC Acquisition Corp. (“CC Acquisition,” and together with CleanCore, “CleanCore parties”). Boustead, CleanCore and CC Acquisition Corp. are together referred to in this Agreement as the “Parties” and each individually referred to in this Agreement as a “Party.”

WHEREAS, on or about September 21, 2022, Boustead and CC Acquisition entered into an Engagement Letter (“Engagement Letter”);

WHEREAS, on or about April 25, 2024, Boustead and CleanCore entered into an Underwriting Agreement (“Underwriting Agreement,”);

WHEREAS, Boustead asserts that it is owed certain compensation stemming from the Engagement Letter, Underwriting Agreement, or any other agreements or amendments thereto (collectively, the “Boustead Agreements”) among the parties, including but not limited to compensation related to a transaction on or about April 15, 2025 (“Sanzonate Transaction”), and a transaction on or about April 16, 2025 (“Note Transaction”);

WHEREAS, CleanCore wishes to pursue one or more transactions, which transaction (or transactions) may aggregate to Fifty Million and 00/100 Dollars ($50,000,000) or more (such as the transaction discussed between the Parties on June 2, 2025, with a representative of [***], or any other financings, offerings or other transactions to raise capital, to which the Company is a Party, after the Effective Date) (“TRANSACTIONS”);

WHEREAS, CleanCore asserts that the existence of the Boustead Agreements, including but not limited to any ROFR obligations thereunder, may impede consummation of the TRANSACTIONS; and

WHEREAS, the Parties wish to come to an Agreement respecting the Boustead Agreements, and wish to modify the obligations thereunder, including but not limited to any ROFR obligations thereunder.

NOW THEREFORE, for good and valuable consideration as well as the mutual covenants and agreements described herein, the sufficiency of which is now and hereby acknowledged by the Parties hereto, the Parties, intending to be legally bound, hereby agree as follows:

1.	Initial Payment. Within forty-five (45) days of the Effective Date, CleanCore will cause payment in the total amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Initial Payment”) to be delivered to Boustead by wire transfer to the below wire instructions:

ABA Routing No:

SWIFT Code:

Bank Name:

Address:

Beneficiary Account Name:

Beneficiary Account No:

Beneficiary Address:

2.	Initial Warrants. Upon execution of this Agreement on the Effective Date, or within five (5) business days thereafter, CleanCore will issue to Boustead the following warrants (the “Initial Warrants”):

a.	Warrants for Twenty-Nine Thousand Seven Hundred Fifty (29,750) shares of CleanCore’s common stock, at a strike price of One and 25/100 Dollars ($1.25), as fees for CleanCore’s transaction with Sanzonate Europe Ltd. on April 15, 2025 (“Sanzonate Transaction Warrants”); and

b.	Warrants for Nine Thousand Four Hundred Twenty-Six (9,426) shares of CleanCore’s common stock, at a strike price of One and 06/100 Dollars ($1.06), as fees for CleanCore’s issuance of promissory notes to investors on or about April 16, 2025 (“Note Transaction Warrants”).

The issuance of the Initial Warrants shall satisfy CleanCore’s obligations in this Section 2.

3.	TRANSACTIONS Warrants – Agent Warrant Pricing. CleanCore will issue warrants to Boustead at the close of the TRANSACTIONS, for One Hundred Sixty Thousand Eight Hundred Twenty-Four (160,824) shares of CleanCores’s common stock with a strike price equal to the lower of the price per share of the shares issued in the TRANSACTIONS or the strike price of the warrants issued to CleanCore’s placement agent or financial advisor in the TRANSACTIONS (the “TRANSACTIONS Warrants”). If such definition of the strike price of the TRANSACTIONS Warrants is otherwise inapplicable, then the warrant exercise price, i.e. the strike price per share for the TRANSACTIONS Warrants, shall be defined as the lower of: (W) the fair market value price per share or unit, as applicable, of the CleanCore’s common stock as of each such Transactions closing date, (X) the price per share or unit, as applicable, paid by investors in each respective Transactions, (Y) in the event that convertible securities are issued in the Transactions, the conversion price of such securities, or (Z) in the event that warrants or other rights are issued in the Transactions, the exercise price of such warrants or other rights. The issuance of One Hundred Sixty Thousand Eight Hundred Twenty-Four (160,824) TRANSACTIONS Warrants shall satisfy CleanCore’s obligations in this Section 3. The TRANSACTIONS Warrants shall have piggy-back rights with respect to registration in the event a registration statement is filed in connection with the TRANSACTIONS.

4.	TRANSACTIONS Payment. CleanCore will pay Boustead One Million Fifty Thousand and 00/100 Dollars ($1,050,000.00) (the “TRANSACTIONS Payment”) at the close of the TRANSACTIONS. If one or more of the TRANSACTIONS raises less than $50,000,000 (FIFTY MILLION DOLLARS), then CleanCore shall pay Boustead no less than two percent (2%) of the total amount of funds disbursed to CleanCore pursuant to the TRANSACTIONS. The TRANSACTIONS Payment shall be included in the flow of funds statements for the TRANSACTIONS, and remitted to Boustead directly from the escrow account used for the close of the TRANSACTIONS, or in the event that no escrow account is used for the close of the TRANSACTIONS, remitted by CleanCore to Boustead upon the close of the TRANSACTIONS.

Upon Boustead’s receipt of $1,050,000 pursuant to this Section 4, or through other payments after the Effective Date totaling $1,050,000, CleanCore’s obligations with respect to the TRANSACTIONS Payment shall be satisfied to Boustead per this Section 4.

5.	TRANSACTIONS Deadline. In the event CleanCore fails to execute a term sheet or letter of intent for the TRANSACTIONS within six (6) months from the Effective Date, or fails to close on the TRANSACTIONS and satisfy its obligation to issue the TRANSACTIONS Warrants under Section 3 and pay the TRANSACTIONS Payment under Section 4 above within one (1) year from the Effective Date (the “TRANSACTIONS Deadline”), then this Agreement shall expire as of one (1) year from the Effective Date, and the modification of the Boustead Agreements pursuant to Section 6 below shall also expire and, for the avoidance of doubt, without limitation, the right of first refusal set forth in Section 7 of the Engagement Letter shall be automatically reinstated. If this Agreement expires pursuant to this Section 5, Boustead shall be entitled to retain value it has received pursuant to Sections 2, 3 and 4 without any obligation to refund or return the same to CleanCore.

6.	Modification to Boustead Agreements. The Parties agree that the Boustead Agreements are conditionally modified as set forth above upon signing of the Settlement Agreement, which continuing modification is also conditioned upon the complete payment of the TRANSACTIONS Payment and issuance of the TRANSACTIONS Warrants. The Parties agree that upon CleanCore’s payment of the TRANSACTIONS Payment and issuance of the Initial Warrants and the TRANSACTIONS Warrants, in full, on or before the TRANSACTIONS Deadline, then all Boustead Agreements and any and all of the Parties’ obligations thereunder are terminated except CleanCore’s obligation to indemnify Boustead as set forth in Section 4 of the Engagement Letter. However, in the avoidance of doubt, under no circumstance whatsoever will any aspect of any of Boustead Agreement (including any Right of First Refusal obligation) be extended beyond its original term. The Parties agree that no Party shall seek to frustrate, impede or interfere with the fulfillment of the terms of this Settlement Agreement by any other Party.

7.	Mutual Releases. The Parties agree, in anticipation of and conditioned upon the satisfaction of the obligations set forth in Sections 2, 3, 4, 5, and 6 above, to fully and generally release, acquit, and forever discharge each other Party, and any other current or former director, officer, employee, limited or general partner, manager, stockholder, member, owner, heir, trust, trustee, agent, representative, attorney, advisor, beneficiary successor, or assign of a Party, or any Affiliates of a Party, of and from any and all past or present claims and/or causes of action, whether known or unknown, including but not limited to claims and/or causes of action relating to or arising from any aspect of the Boustead Agreements. (“Released Claims.”) Immediately upon the Parties signing this Settlement Agreement, the Parties covenant and agree not to pursue or prosecute any direct or derivative suit, claim, third-party claim, cross-claim, action, or proceeding against or seeking recovery from any other Party arising out of or relating to the Released Claims. Notwithstanding the foregoing, this paragraph of the Settlement Agreement shall not apply to any action or claims to enforce the provisions of this Settlement Agreement.

8.	Severability. If any term, provision, covenant or restriction of this Settlement Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Settlement Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Settlement Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iii) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such notices, consents, determinations, waivers or other communications shall be:

If to Boustead:

Boustead Securities, LLC

6 Venture, Suite 265

Irvine, CA 92618

Attn: Lincoln Smith, CEO

with a copy to:

Christopher P. Parrington, Esq.

Boustead & Company Limited

P.O. Box 118

Chaska, MN 55318

E-mail:

If to CleanCore Parties:

CleanCore Solutions, Inc.

5920 South 118th Circle, Suite 2

Omaha, NE 68137

Attention: Clayton Adams

with a copy to:

Peter Kessler, Esq.

Griffin Partners, LLP

123 S. Broad Street, Suite 1850

Philadelphia, PA 19109

Applicable Law. This Settlement Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Settlement Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Settlement Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in any state or federal court of competent jurisdiction located in the New York. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Settlement Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Settlement Agreement: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (x) the lawsuit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In the event a suit, action, arbitration, or other proceeding of any nature whatsoever, including, without limitation, any proceeding under the U.S. Bankruptcy Code, is instituted by any part to interpret or enforce any provision of this Agreement, then the prevailing party shall be entitled to recover from the other parties its reasonable attorneys’, paralegals’, accountants’, and other experts’ fees, and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith.

10.	Counterparts. This Settlement Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

11.	Information Disparity. Each of the Parties acknowledges that the other counter-Parties are in possession of information about said counter-Parties and their securities (which may include material non-public information) that may or may not be material or superior to information available to the Parties, and each of the Parties have freely entered into this Settlement Agreement with knowledge of this potential informational disparity.

12.	No Admission. Nothing in this Settlement Agreement will constitute an admission of wrongdoing or liability by any Party.

13.	Headings. The headings in this Settlement Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Settlement Agreement or any provision of this Settlement Agreement.

14.	Further Assurances. The Parties will execute such further documents and do any and all such further things as may be necessary to implement and carry out the intent of this Settlement Agreement.

15.	Miscellaneous. Each Party to this Settlement Agreement has consulted with legal counsel regarding the scope and meaning or the terms and conditions set forth in this Settlement Agreement. This Settlement Agreement will be deemed to have been jointly drafted by the Parties and no ambiguity or claimed ambiguity will be resolved against any other Party on the basis that such Party drafted the language claimed to be ambiguous. The Parties agree that neither has assigned, pledged, sold, transferred, or otherwise conveyed, and will not assign, pledge, sell, transfer, or otherwise convey, any right, claim, or interest that they have or may have in any of the matters referenced in this Settlement Agreement.

16.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party

Beneficiaries; Term. This Settlement Agreement contains the entire understanding of the Parties with respect to its subject matter and supersedes and cancels all prior written, oral and implied agreements and understandings with respect to the subject matter of this Settlement Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Settlement Agreement can be made except in writing signed by an authorized representative of each of Boustead and CleanCore Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Settlement Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Settlement Agreement or any rights or obligations hereunder without, with the prior written consent of the Counter-parties. This Settlement Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

IN WITNESS WHEREOF, the Parties hereby agree to this Agreement and have caused this Agreement to be executed as of the date first above written:

CleanCore Solutions, Inc.:		CC Acquisition Corp.:

Signature:	/s/ Clayton Adams	Signature:	/s/ Clayton Adams
By:	Clayton Adams	By:	Clayton Adams
Title:	CEO	Title:	CEO
Date:	6/5/2025	Date:	6/5/2025

Boustead Securities, LLC:

Signature:	Christopher P. Parrington
By:	Christopher P. Parrington
Title:	Chief Legal Officer
Date:	June 5, 2025